UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

AMENDMENT NO. 10

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lux Digital Pictures, Inc.
(Name of small business issuer in its charter)

Wyoming	7829	22-2589503
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Code Number)

2140 Shattuck Ave., Ste 210-2270
Berkeley, CA. 94704
510-948-4000
(Address and telephone number of registrant’s principal executive offices and principal place of business)

Ingo Jucht
President and Chief Executive Officer
2140 Shattuck Ave., Ste 210-2270
Berkeley, CA. 94704
Telephone: 510-948-4000
Telecopier: 510-948-4000 x2
www.luxdigitalpictures.com
(Name, address, and telephone number of agent for service)

CORP 95
123 W. 1st  Street, Suite 675
Casper, WY 82601
949-487-243

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

Section 145 of the Wyoming General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Wyoming General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Wyoming General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•   any breach of the director’s duty of loyalty to the corporation or its stockholders;

•   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•   payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•   any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 25. Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount
SEC registration fee	$10.00
Printing and shipping expenses	4,000.00
Legal fees and expenses	5,000.00
Accounting fees and expenses	10,000.00
Transfer agent and misc. expenses	3,500.00

Total	$22, 510.00

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities.

We were incorporated in the State of Wyoming in May 2008 and 38,000,000 at a value of $.001 per share founder shares were issued to Lux Digital Pictures GmbH for services rendered relating to the organization and initial management of the Company by our CEO, Mr. Ingo Jucht; 5,000,000 at a value of $.001 per share to the Coleman Family Trust for Mr. Coleman’s consulting services relating to this Registration Statement as well as his expertise in procuring assets for the Company and development of the business plan; 2,000,000  at a value of $.001 per share to RTV Media Corp in exchange for a right in certain national radio media; and 2,000,000  at a value of $.001  per share to Vega 7 Entertainment for an interest in a documentary film scheduled that was released in September 2008.

These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In June 2008, 2,500,000 shares at a rate of $.001 per share of our preferred stock were issued to Lux Digital Pictures GmbH in exchange for motion picture rights, licenses, trademarks, copyrights, cash receivables, business concepts, domain names, brand rights use, ongoing business assets, a small loan and certain other misc rights valued at $197,402 in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our preferred stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. In addition, the shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In June 2008, 990,000 shares for $99,000 were sold in a Private Placement Memorandum under Regulation “S.” All of these securities were sold by the issuer shall be deemed to occur outside the United States within the meaning of Rule 901 as the sale was made in an offshore transaction and  no directed selling efforts were made in the United States by the Company. The shareholders that purchased under this Private Placement Memorandum certified that they are not U.S. persons and did not acquire the securities for the account or benefit of any U.S. person or is a U.S. person who purchased securities in a transaction that did not require registration under the Act. The shareholders of the securities have agreed to resell such securities only in accordance with the provisions of this Regulation S (Rule 901 through Rule 905, and Preliminary Notes), pursuant to registration under the Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Act. These securities of a domestic issuer contain a legend to the effect that transfer is prohibited except in accordance with the provisions of this Regulation S (Rule 901 through Rule 905, and Preliminary Notes), pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act.

In June 2008 the Company agreed to issue Ms. Jillian Sidoti shares for her legal services, Ms. Sidoti will be issued 100,000 shares of common stock at a value of $.10 per share  in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us will not involve a public offering. The offering is not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. In addition, the shareholders had the necessary investment intent as required by Section 4(2) since she agreed to and will receive share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we will have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In June 2008, we completed a Regulation S offering in which we sold 990,000 shares of common stock to 36 investors, at a price per share of $0.10 per share for net proceeds of $97,440. All of the investors were foreign investors that reside outside of the United States. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Shareholder	Shares
Sima Burgin	20,000
Jamila Friedrich	20,000
Andra Kokott	20,000
BMV Berliner Versiche. GmbH	20,000
Elvira Jucht	60,000
Frank Reimann	10,000
Klaus Nawrocki	20,000
Sievertec Technologies GmbH	20,000
Christobel Lucht	10,000
Sasha Friedrich	10,000
Valery Rudnik	10,000
Karsten Frenzel	10,000
Robert Klingbeil	10,000
Frieder W.M. Schnook	20,000
Renata Stih	20,000
Katerina Kulchekova	10,000
Hans Reuter	10,000
Ernst Wenske	10,000
Jonas Friedrich	20,000
Sergiy Sysoyev	10,000
Wilshire Capital, Ltd	200,000
Anna Franklin	20,000
Vladimir Reva	10,000
Karsten Tobeck	10,000
Michael Hoffmeister	10,000
Gabriel Rotenburg	10,000
Kamila Palicka	20,000
Armin Marewski	20,000
Susanne Batz	20,000
Martin Bailey	10,000
Millary Cortes Tellez	20,000
Desdemona Ventures, Ltd	200,000
Mirlev Automobile, Ltd	40,000
Thorsten Bernd	20,000
Ralf Schmidtbauer	20,000
Arne Herman	20,000

990,000

The Common Stock issued in our Regulation S Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 902 of Regulation S of the Securities Act of 1933. In accordance with Section 230.920 (k)(1) of the Securities Act of 1933, all persons that invested under the Private Placement Memorandum were non-US persons and did not reside in the United States at the time of investment. Further:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 905, equity securities of domestic issuers acquired from the issuer, a distributor, or any of their respective affiliates in a transaction subject to the conditions of Rule 901 or Rule 903 are deemed to be “restricted securities” as defined in Rule 144. Resales of any of such restricted securities by the offshore purchaser must be made in accordance with this Regulation S (Rule 901 through Rule 905, and Preliminary Notes), the registration requirements of the Act or an exemption therefrom. Any “restricted securities,” as defined in Rule 144, that are equity securities of a domestic issuer will continue to be deemed to be restricted securities, notwithstanding that they were acquired in a resale transaction made pursuant to Rule 901 or Rule 904

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 27. Exhibits Index.

The exhibits marked with an “*” have already been filed. The remaining exhibits are filed with this Registration Statement:

Number	Exhibit Name
1	Subscription Agreement*
3.1	Certificate of Incorporation*
3.2	By-Laws *
3.3	Articles of Incorporation*
3.4	Amendment to the Articles of Incorporation*
4.1	Form of Common Stock Certificate *
5.1	Opinion of Jillian Ivey Sidoti regarding legality
10.1	ASSET PURCHASE AGREEMENT between LUX DIGITAL PICTUTES INC. and LUX DIGITAL PICTURES, GmbH*
10.2	ASSET PURCHASE AGREEMENT between LUX DIGITAL PICTUTES INC. and RTV Media Corp*
10.3	ASSET PURCHASE AGREEMENT between LUX DIGITAL PICTUTES INC. and VEGA 7 Entertainment*
10.4	AMENDMENT TO ASSET PURCHASE AGREEMENT BETWEEN LUX DIGITAL PICTURES, INC. and RTV Media Corp.*
10.5	Consulting agreement with T Joseph Coleman *
10.6	Distribution Agreement with Lionsgate for “Night of the Living Dead”*
10.7	Distribution Agreement with Showcase Entertainment for “Night of the Living Dead”*
23.1	Consent of Maddox Ungar Silberstein, PLLC*

Item 28. Undertakings.

The undersigned registrant undertakes:

    (1)    To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I.     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II.    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

III.   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

    (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)    That, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    (5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

    (6)   The registrant shall request acceleration  pursuant to  Rule  461 under the Securities Act and there insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Wyoming law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Berlin, Germany, on May 15, 2009.

LUX DIGITAL PICTURES, INC

/s/ Ingo Jucht
Ingo Jucht,
President, Chief Executive Officer,
Treasurer and Principal Financial
Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/S/ Ingo Jucht	President, Treasurer, and Director	May 15, 2009
Ingo Jucht	(Principal Executive, Financial and Accounting Officer)

/S/ Ingo Jucht	Vice president and secretary	May 15, 2009
Ingo Jucht

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

LUX DIGITAL PICTURES, INC